                                 VILLAGE GARDENS
                                1025 OXFORD LANE
                             FORT COLLINS, COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 17, 2003

                                  PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: VILLAGE GARDENS
    1025 OXFORD LANE
    FORT COLLINS, LARIMER COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 140 units with a total of 106,977 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 14.35 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 74% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
VILLAGE GARDENS, FORT COLLINS, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 17, 2003 is:

                                  ($6,500,000)

                         Respectfully submitted,
                         AMERICAN APPRAISAL ASSOCIATES, INC.

                         -s- Douglas Needham
June 28, 2003            Douglas Needham, MAI
#053272                  Managing Principal, Real Estate Group
                         Colorado State Certified General Real Estate Appraiser
                           #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
VILLAGE GARDENS, FORT COLLINS, COLORADO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ...................................................      4
Introduction ........................................................      9
Area Analysis .......................................................     11
Market Analysis .....................................................     14
Site Analysis .......................................................     16
Improvement Analysis ................................................     16
Highest and Best Use ................................................     17

                                    VALUATION

Valuation Procedure .................................................     18
Sales Comparison Approach ...........................................     20
Income Capitalization Approach ......................................     26
Reconciliation and Conclusion .......................................     38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VILLAGE GARDENS, FORT COLLINS, COLORADO

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Village Gardens
LOCATION:                       1025 Oxford Lane
                                Fort Collins, Colorado

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 17, 2003
DATE OF REPORT:                 June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                         14.35 acres, or 625,086 square feet
  Assessor Parcel No.:          R1139754
  Floodplain:                   Community Panel No. 0801020012C (March 18, 1996)
                                Flood Zone X, an area outside the floodplain.
  Zoning:                       M-M-N (Medium Density Mixed-Use Neighborhood
                                District)

BUILDING:
  No. of Units:                 140 Units
  Total NRA:                    106,977 Square Feet
  Average Unit Size:            764 Square Feet
  Apartment Density:            9.8 units per acre
  Year Built:                   1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                        Square        Market Rent        Monthly       Annual
     Unit Type           Feet     Per Unit    Per SF     Income        Income
--------------------------------------------------------------------------------
1Bd/1Ba                   600     $    650    $ 1.08    $   7,150    $    85,800
1Bd/1Ba                   612     $    675    $ 1.10    $   7,425    $    89,100
1Bd/1Ba w/ fireplace      700     $    685    $ 0.98    $  11,645    $   139,740
2Bd/1Ba                   765     $    705    $ 0.92    $  38,070    $   456,840
2Bd/1Ba w/ fireplace      845     $    715    $ 0.85    $   7,865    $    94,380
3Bd/1Ba                   865     $    815    $ 0.94    $  29,340    $   352,080
--------------------------------------------------------------------------------
                                              Total     $ 101,495    $ 1,217,940
================================================================================

OCCUPANCY:                      74%
ECONOMIC LIFE:                  45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VILLAGE GARDENS, FORT COLLINS, COLORADO

EFFECTIVE AGE:                  22 Years
REMAINING ECONOMIC LIFE:        23 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                          [PICTURE]
EXTERIOR - APARTMENT BUILDING                      EXTERIOR - APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                    Hold for future multi-family development
  As Improved:                  Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VILLAGE GARDENS, FORT COLLINS, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                            Amount             $/Unit
                                          -----------         --------
DIRECT CAPITALIZATION
Potential Rental Income                   $ 1,217,940         $  8,700
Effective Gross Income                    $ 1,159,708         $  8,284
Operating Expenses                        $   474,485         $  3,389          40.9% of EGI
Net Operating Income:                     $   657,222         $  4,694

Capitalization Rate                              9.50%
DIRECT CAPITALIZATION VALUE               $ 6,700,000*        $ 47,857 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                               10 years
2002 Economic Vacancy                              11%
Stabilized Vacancy & Collection Loss:              13%
Lease-up / Stabilization Period             18 months
Terminal Capitalization Rate                    10.00%
Discount Rate                                   12.00%
Selling Costs                                    2.00%
Growth Rates:
  Income                                         3.00%
  Expenses:                                      3.00%
DISCOUNTED CASH FLOW VALUE                $ 6,400,000*        $ 45,714 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE    $ 6,500,000         $ 46,429 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)      $48,090 to $87,162
  Range of Sales $/Unit (Adjusted)        $50,405 to $53,550
VALUE INDICATION - PRICE PER UNIT         $ 7,000,000*        $ 50,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales         6.12 to 8.78
  Selected EGIM for Subject                      6.20
  Subject's Projected EGI                 $ 1,159,708
EGIM ANALYSIS CONCLUSION                  $ 7,000,000*        $ 50,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $ 7,200,000*        $ 51,429 / UNIT

RECONCILED SALES COMPARISON VALUE         $ 7,000,000         $ 50,000 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
VILLAGE GARDENS, FORT COLLINS, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                          $ 7,000,000
  NOI Per Unit                            $ 7,200,000
  EGIM Multiplier                         $ 7,000,000
INDICATED VALUE BY SALES COMPARISON       $ 7,000,000    $ 50,000 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:           $ 6,700,000
  Discounted Cash Flow Method:            $ 6,400,000
INDICATED VALUE BY THE INCOME APPROACH    $ 6,500,000    $ 46,429 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $ 6,500,000    $ 46,429 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1025 Oxford Lane, Fort Collins, Larimer County, Colorado. Fort Collins identifies it as R1139754.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 17, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Both, Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 17, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VILLAGE GARDENS, FORT COLLINS, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:            6 to 12 months
   EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP VI LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VILLAGE GARDENS, FORT COLLINS, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Fort Collins, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Timberline Road
West - South College Avenue
South - East Horsetooth Way
North - East Prospect Road

MAJOR EMPLOYERS

Major employers in the subject's area include Colorado State University. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VILLAGE GARDENS, FORT COLLINS, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                               --------------------------------------------
          CATEGORY             1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS      MSA
---------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                   14,514          87,604         143,539     263,552
5-Year Population                    14,364          96,088         159,266     294,734
% Change CY-5Y                         -1.0%            9.7%           11.0%       11.8%
Annual Change CY-5Y                    -0.2%            1.9%            2.2%        2.4%

HOUSEHOLDS
Current Households                    6,293          34,287          55,588     102,355
5-Year Projected Households           6,334          38,311          62,366     115,866
% Change CY - 5Y                        0.7%           11.7%           12.2%       13.2%
Annual Change CY-5Y                     0.1%            2.3%            2.4%        2.6%

INCOME TRENDS
Median Household Income        $     44,539    $     47,982    $     45,867    $ 53,910
Per Capita Income              $     25,555    $     23,869    $     23,674    $ 25,034
Average Household Income       $     58,384    $     61,324    $     61,171    $ 64,459

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                               --------------------------------------------
          CATEGORY             1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS     MSA
------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting               41.36%          40.54%          37.39%   29.39%
5-Year Projected % Renting            41.39%          40.13%          36.44%   28.26%

% of Households Owning                53.78%          55.69%          58.75%   63.45%
5-Year Projected % Owning             53.58%          56.36%          60.00%   65.23%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VILLAGE GARDENS, FORT COLLINS, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Multi-family housing
South - Residential Condominiums
East - Single-family housing
West - Single-family housing

CONCLUSIONS

The subject is well located within the city of Fort Collins. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Fort Collins in Larimer County. The overall pace of development in the subject's market is more or less stable. There has been no known new construction in the subject's neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period    Region    Submarket
-----------------------------
 2001        5.9%         2.6%
 2002        8.1%         7.0%

Source: Fort Collins Coloradoan Online

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The housing market has drawn in many former renters, causing this usually high-occupancy market to fall to lower levels lately. The apartment market will rebound to its normally high levels as the housing market slows down.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period    Region    % Change    Submarket    % Change
-----------------------------------------------------
 2001     $  639           -    $     727           -
 2002     $  629        -1.6%   $     757         4.1%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VILLAGE GARDENS, FORT COLLINS, COLORADO

                             COMPETITIVE PROPERTIES

  No.        Property Name      Units    Ocpy.    Year Built         Proximity to subject
----------------------------------------------------------------------------------------------
  R-1      Collins West          300      82%        1989       Approx. 1 mile west of subject
  R-2      Brookview             200      89%        1976       1 mile northeast of subject
  R-3      Parkwood East         259      92%        1987       1 mile northeast of subject
  R-4      Governor's Park       188      90%        1983       2 miles southeast of subject
  R-5      Scotch Pines East     102      96%        1977       Across the street from subject
Subject    Village Gardens       140      74%        1973

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VILLAGE GARDENS, FORT COLLINS, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   14.35 acres, or 625,086 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           0801020012C, dated March 18, 1996
    Flood Zone                Zone X
  Zoning                      M-M-N, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                        ASSESSED VALUE - 2002           TAX RATE /   PROPERTY
PARCEL NUMBER    LAND          BUILDING      TOTAL      MILL RATE     TAXES
-------------    ---------    ---------    ---------    ---------    --------
R1139754         $ 171,570    $ 505,530    $ 677,100    $ 0.08725    $ 59,077

IMPROVEMENT ANALYSIS

  Year Built                  1973
  Number of Units             140
  Net Rentable Area           106,977 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              basketball court, tennis court, gym room, theater
                              room, laundry room, and parking area.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VILLAGE GARDENS, FORT COLLINS, COLORADO

Unit Mix:

                                             Unit Area
     Unit Type           Number of Units     (Sq. Ft.)
--------------------     ---------------     ---------
1Bd/1Ba                         11              600
1Bd/1Ba                         11              612
1Bd/1Ba w/ fireplace            17              700
2Bd/1Ba                         54              765
2Bd/1Ba w/ fireplace            11              845
3Bd/1Ba                         36              865

Overall Condition             Good
Effective Age                 22 years
Economic Life                 45 years
Remaining Economic Life       23 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 140-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VILLAGE GARDENS, FORT COLLINS, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VILLAGE GARDENS, FORT COLLINS, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VILLAGE GARDENS, FORT COLLINS, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VILLAGE GARDENS, FORT COLLINS, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                                COMPARABLE
                  DESCRIPTION                                 SUBJECT                              I - 1
-----------------------------------------------     ----------------------------     -------------------------------
  Property Name                                     Village Gardens                  Parkwood East

LOCATION:
  Address                                           1025 Oxford Lane                 1720 Kirkwood Drive

  City, State                                       Fort Collins, Colorado           Fort Collins, Colorado
  County                                            Larimer County                   Larimer County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                            106,977                          196,050
  Year Built                                        1973                             1987
  Number of Units                                   140                              259
  Unit Mix:                                                 Type           Total        Type                  Total
                                                    1Bd/1Ba                   11
                                                    1Bd/1Ba                   11
                                                    1Bd/1Ba w/ fireplace      17
                                                    2Bd/1Ba                   54
                                                    2Bd/1Ba w/ fireplace      11
                                                    3Bd/1Ba                   36

  Average Unit Size (SF)                            764                              757
  Land Area (Acre)                                  14.3500                          0.0000
  Density (Units/Acre)                              9.8
  Parking Ratio (Spaces/Unit)                       1.85                             0.00
  Parking Type (Gr., Cov., etc.)                    Open                             0
CONDITION:                                          0                                Good
APPEAL:                                             0                                Good
AMENITIES:
  Pool/Spa                                          Yes/No                           Yes/Yes
  Gym Room                                          Yes                              Yes
  Laundry Room                                      Yes                              Yes
  Secured Parking                                   No
  Sport Courts                                      No                               Yes

OCCUPANCY:                                          74%                              92%
TRANSACTION DATA:
  Sale Date                                                                          January, 2003
  Sale Price ($)                                                                     $18,650,000
  Grantor                                                                            Equity Residential Properties

  Grantee                                                                            Parkwood East LLC

  Sale Documentation
  Verification                                                                       Jeff Hawks (Selling Broker)
  Telephone Number                                                                   N/A
ESTIMATED PRO-FORMA:                                                                   Total $     $/Unit    $/SF
  Potential Gross Income                                                             N/A
  Vacancy/Credit Loss                                                                N/A
  Effective Gross Income                                                             $ 2,438,846   $ 9,416   $ 12.44
  Operating Expenses                                                                 $   853,500   $ 3,295   $  4.35
  Net Operating Income                                                               $ 1,585,250   $ 6,121   $  8.09
NOTES:                                                                               Cap Rate of 8.5% used per
                                                                                     Jeff Hawks (Selling Broker).

  PRICE PER UNIT                                                                     $    72,008
  PRICE PER SQUARE FOOT                                                              $     95.13
  EXPENSE RATIO                                                                             35.0%
  EGIM                                                                                      7.65
  OVERALL CAP RATE                                                                          8.50%
  Cap Rate based on Pro Forma or Actual Income?                                      PRO FORMA

                                                               COMPARABLE                          COMPARABLE
                  DESCRIPTION                                     I - 2                               I - 3
-----------------------------------------------     --------------------------------    -------------------------------
  Property Name                                     Parkside Village (Village by the    The Maples at Crestwood
                                                    Park)
LOCATION:
  Address                                           10701 Pecos Street                  1327 West 84th Avenue

  City, State                                       Denver, Colorado                    Denver, Colorado
  County                                            Adams County                        Adams County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                            203,040                             231,624
  Year Built                                        1971                                1973
  Number of Units                                   288                                 300
  Unit Mix:                                           Type                    Total        Type                  Total
                                                    1Bd/1Ba                      144    Studio                       38
                                                    2Bd/1Ba                      144    1Bd/1Ba                     160
                                                                                        2Bd/1Ba                      74
                                                                                        3Bd/2Ba                      28

  Average Unit Size (SF)                            705                                 772
  Land Area (Acre)                                  12.5000                             11.0900
  Density (Units/Acre)                              23.0                                27.1
  Parking Ratio (Spaces/Unit)                       1.56                                1.58
  Parking Type (Gr., Cov., etc.)                    Open                                Open
CONDITION:                                          Average                             Average
APPEAL:                                             Average                             Average
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking                                   No                                  No
  Sport Courts

OCCUPANCY:                                          87%                                 95%
TRANSACTION DATA:
  Sale Date                                         November, 2002                      August, 2002
  Sale Price ($)                                    $13,850,000                         $19,400,000
  Grantor                                           Jay B. Rich Corp.                   Partridge Properties Trust

  Grantee                                           Village by the Park LLC             Maples LLP

  Sale Documentation                                1052436                             1015850
  Verification                                      Buyers broker                       Broker
  Telephone Number                                  303-292-3700                        N/A
ESTIMATED PRO-FORMA:                                Total $       $/Unit      $/SF        Total $      $/Unit    $/SF
  Potential Gross Income                            $ 2,602,080   $ 9,035   $  12.82    $ 2,483,000   $ 8,277   $ 10.72
  Vacancy/Credit Loss                               $   338,270   $ 1,175   $   1.67    $   124,150   $   414   $  0.54
  Effective Gross Income                            $ 2,263,807   $ 7,860   $  11.15    $ 2,358,850   $ 7,863   $ 10.18
  Operating Expenses                                $   991,918   $ 3,444   $   4.89    $ 1,080,000   $ 3,600   $  4.66
  Net Operating Income                              $ 1,271,889   $ 4,416   $   6.26    $ 1,278,850   $ 4,263   $  5.52
NOTES:

  PRICE PER UNIT                                    $    48,090                         $    64,667
  PRICE PER SQUARE FOOT                             $     68.21                         $     83.76
  EXPENSE RATIO                                            43.8%                               45.8%
  EGIM                                                     6.12                                8.22
  OVERALL CAP RATE                                         9.18%                               6.59%
  Cap Rate based on Pro Forma or Actual Income?     PRO FORMA                           PRO FORMA

                                                               COMPARABLE                          COMPARABLE
                  DESCRIPTION                                     I - 4                               I - 5
-----------------------------------------------     --------------------------------    -------------------------------
  Property Name                                     Summerhill (Pine View)              Cascade Village

LOCATION:
  Address                                           300 Russell Blvd                    6880 West 91st Street

  City, State                                       Thornton, Colorado                  Westminster, Colorado
  County                                            Adams County                        Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                            86,100                              340,548
  Year Built                                        1973                                1987
  Number of Units                                   100                                 444
  Unit Mix:                                            Type                   Total        Type                  Total
                                                    1Bd/1Ba                       10    1Bd/1Ba                     222
                                                    2Bd/1Ba                       80    2Bd/1Ba                     222
                                                    3Bd/2Ba                       10

  Average Unit Size (SF)                            861                                 767
  Land Area (Acre)                                  5.0000                              16.9220
  Density (Units/Acre)                              20.0                                26.2
  Parking Ratio (Spaces/Unit)                       1.75                                2.04
  Parking Type (Gr., Cov., etc.)                    Open                                Open, open covered
CONDITION:                                          Average                             Good
APPEAL:                                             Average                             Good
AMENITIES:
  Pool/Spa                                          No/No                               Yes/Yes
  Gym Room                                          No                                  Yes
  Laundry Room                                      No                                  No
  Secured Parking                                   No                                  No
  Sport Courts                                      Yes                                 No

OCCUPANCY:                                          94%                                 90%
TRANSACTION DATA:
  Sale Date                                         November, 2001                      December, 2002
  Sale Price ($)                                    $5,950,000                          $38,700,000
  Grantor                                           300 East Russell                    LBK 3

  Grantee                                           Summer Hill Apartments              Henderson Global Investors

  Sale Documentation                                890881                              JFA-12206
  Verification                                      Buyer                               Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                                  Total $      $/Unit     $/SF         Total $     $/Unit     $/SF
  Potential Gross Income                            $   907,800   $ 9,078   $  10.54    $ 4,898,856   $11,033   $ 14.39
  Vacancy/Credit Loss                               $    54,468   $   545   $   0.63    $   489,886   $ 1,103   $  1.44
  Effective Gross Income                            $   853,332   $ 8,533   $   9.91    $ 4,408,970   $ 9,930   $ 12.95
  Operating Expenses                                $   315,733   $ 3,157   $   3.67    $ 1,198,800   $ 2,700   $  3.52
  Net Operating Income                              $   537,599   $ 5,376   $   6.24    $ 3,210,170   $ 7,230   $  9.43
NOTES:

  PRICE PER UNIT                                    $    59,500                         $    87,162
  PRICE PER SQUARE FOOT                             $     69.11                         $    113.64
  EXPENSE RATIO                                            37.0%                               27.2%
  EGIM                                                     6.97                                8.78
  OVERALL CAP RATE                                         9.04%                               8.30%
  Cap Rate based on Pro Forma or Actual Income?     PRO FORMA                           PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VILLAGE GARDENS, FORT COLLINS, COLORADO

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $48,090 to $87,162 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $50,405 to $53,550 per unit with a mean or average adjusted price of $52,105 per unit. The median adjusted price is $52,297 per unit. Based on the following analysis, we have concluded to a value of $52,000 per unit, which results in an "as is" value of $7,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
VILLAGE GARDENS, FORT COLLINS, COLORADO

SALES ADJUSTMENT GRID

                                                                          COMPARABLE                    COMPARABLE
            DESCRIPTION                       SUBJECT                        I - 1                         I - 2
-----------------------------------    ----------------------    ---------------------------    -------------------------
  Property Name                        Village Gardens           Parkwood East                  Parkside Village (Village
                                                                                                by the Park)

  Address                              1025 Oxford Lane          1720 Kirkwood Drive            10701 Pecos Street

  City                                 Fort Collins, Colorado    Fort Collins, Colorado         Denver, Colorado
  Sale Date                                                      January, 2003                  November, 2002
  Sale Price ($)                                                 $18,650,000                    $13,850,000
  Net Rentable Area (SF)               106,977                   196,050                        203,040
  Number of Units                      140                       259                            288
  Price Per Unit                                                 $72,008                        $48,090
  Year Built                           1973                      1987                           1971
  Land Area (Acre)                     14.3500                                                  12.5000
VALUE ADJUSTMENTS                            DESCRIPTION             DESCRIPTION        ADJ.       DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate         Fee Simple Estate         0%   Fee Simple Estate       0%
  Financing                                                      Cash To Seller            0%   Special Financing      15%
  Conditions of Sale                                             Arm's Length              0%   Arm's Length            0%
  Date of Sale (Time)                                            01-2003                   0%   11-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                 $72,008                        $55,304
  Location                                                       Comparable                0%   Superior              -10%
  Number of Units                      140                       259                       0%   288                     0%
  Quality / Appeal                     Good                      Superior                -15%   Comparable              0%
  Age / Condition                      1973                      1987 / Good             -15%   1971 / Average          0%
  Occupancy at Sale                    74%                       92%                       0%   87%                     0%
  Amenities                            Good                      Comparable                0%   Inferior                5%
  Average Unit Size (SF)               764                       757                       0%   705                     0%
PHYSICAL ADJUSTMENT                                                                      -30%                          -5%
FINAL ADJUSTED VALUE ($/UNIT)                                       $50,405                        $52,539

                                               COMPARABLE                   COMPARABLE                  COMPARABLE
            DESCRIPTION                          I - 3                         I - 4                       I - 5
-----------------------------------    -------------------------    -------------------------    -------------------------
  Property Name                        The Maples at Crestwood      Summerhill (Pine View)       Cascade Village

  Address                              1327 West 84th Avenue        300 Russell Blvd             6880 West 91st Street

  City                                 Denver, Colorado             Thornton, Colorado           Westminster, Colorado
  Sale Date                            August, 2002                 November, 2001               December, 2002
  Sale Price ($)                       $19,400,000                  $5,950,000                   $38,700,000
  Net Rentable Area (SF)               231,624                      86,100                       340,548
  Number of Units                      300                          100                          444
  Price Per Unit                       $64,667                      $59,500                      $87,162
  Year Built                           1973                         1973                         1987
  Land Area (Acre)                     11.0900                      5.0000                       16.9220
VALUE ADJUSTMENTS                           DESCRIPTION     ADJ.         DESCRIPTION     ADJ.         DESCRIPTION     ADJ.
  Property Rights Conveyed             Fee Simple Estate       0%   Fee Simple Estate       0%   Fee Simple Estate       0%
  Financing                            Cash To Seller          0%   Cash To Seller          0%   Cash To Seller          0%
  Conditions of Sale                   Arm's Length            0%   Arm's Length            0%   Arm's Length            0%
  Date of Sale (Time)                  08-2002                 0%   11-2001                 0%   12-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)       $64,667                      $59,500                      $87,162
  Location                             Superior              -10%   Superior              -10%   Superior              -20%
  Number of Units                      300                     0%   100                     0%   444                    10%
  Quality / Appeal                     Superior              -10%   Comparable              0%   Superior              -15%
  Age / Condition                      1973 / Average          0%   1973 / Average          0%   1987 / Good           -15%
  Occupancy at Sale                    95%                     0%   94%                     0%   90%                     0%
  Amenities                            Comparable              0%   Comparable              0%   Comparable              0%
  Average Unit Size (SF)               772                     0%   861                     0%   767                     0%
PHYSICAL ADJUSTMENT                                          -20%                         -10%                         -40%
FINAL ADJUSTED VALUE ($/UNIT)             $51,733                      $53,550                      $52,297

SUMMARY

VALUE RANGE (PER UNIT)          $ 50,405   TO    $ 53,550
MEAN (PER UNIT)                 $ 52,105
MEDIAN (PER UNIT)               $ 52,297
VALUE CONCLUSION (PER UNIT)     $ 52,000

VALUE OF IMPROVEMENT & MAIN SITE                 $ 7,280,000
   LESS: LEASE-UP COST                          -$   115,000
   PV OF CONCESSIONS                            -$   123,000
VALUE INDICATED BY SALES COMPARISON APPROACH     $ 7,042,000
ROUNDED                                          $ 7,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
VILLAGE GARDENS, FORT COLLINS, COLORADO

                             NOI PER UNIT COMPARISON

                         SALE PRICE                    NOI/         SUBJECT NOI
COMPARABLE    NO. OF    ------------                -----------    --------------    ADJUSTMENT    INDICATED
   NO.        UNITS      PRICE/UNIT       OAR        NOI/UNIT      SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------    ------    ------------    --------    -----------    --------------    ----------    ----------
  I-1          259      $ 18,650,000        8.50%   $ 1,585,250    $      657,222         0.767    $   55,229
                        $     72,008                $     6,121    $        4,694
  I-2          288      $ 13,850,000        9.18%   $ 1,271,889    $      657,222         1.063    $   51,119
                        $     48,090                $     4,416    $        4,694
  I-3          300      $ 19,400,000        6.59%   $ 1,278,850    $      657,222         1.101    $   71,214
                        $     64,667                $     4,263    $        4,694
  I-4          100      $  5,950,000        9.04%   $   537,599    $      657,222         0.873    $   51,957
                        $     59,500                $     5,376    $        4,694
  I-5          444      $ 38,700,000        8.30%   $ 3,210,170    $      657,222         0.649    $   56,594
                        $     87,162                $     7,230    $        4,694

                                   PRICE/UNIT

  Low        High       Average      Median
$ 51,119    $ 71,214    $ 57,223    $ 55,229

        VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    53,000
Number of Units                                  140

Value                                    $ 7,420,000
  Less: Lease-Up Cost                   -$   115,000
  PV of Concessions                     -$   123,000
                                        ------------
Value Based on NOI Analysis              $ 7,182,000
                            Rounded      $ 7,200,000

The adjusted sales indicate a range of value between $51,119 and $71,214 per unit, with an average of $57,223 per unit. Based on the subject's competitive position within the improved sales, a value of $53,000 per unit is estimated. This indicates an "as is" market value of $7,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
VILLAGE GARDENS, FORT COLLINS, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON


                         SALE PRICE
COMPARABLE    NO. OF    ------------      EFFECTIVE      OPERATING                SUBJECT
   NO.        UNITS      PRICE/UNIT     GROSS INCOME      EXPENSE       OER     PROJECTED OER    EGIM
----------    ------    ------------    ------------    -----------    -----    -------------    ----
  I-1           259     $ 18,650,000    $  2,438,846    $   853,500    35.00%                    7.65
                        $     72,008
  I-2           288     $ 13,850,000    $  2,263,807    $   991,918    43.82%                    6.12
                        $     48,090
  I-3           300     $ 19,400,000    $  2,358,850    $ 1,080,000    45.79%                    8.22
                        $     64,667                                                    40.91%
  I-4           100     $  5,950,000    $    853,332    $   315,733    37.00%                    6.97
                        $     59,500
  I-5           444     $ 38,700,000    $  4,408,970    $ 1,198,800    27.19%                    8.78
                        $     87,162

                                      EGIM

Low     High    Average    Median
----    ----    -------    ------
6.12    8.78       7.55      7.65

               VALUE ANALYSIS BASED ON EGIM's OF COMPARABLE SALES

Estimate EGIM                                  6.20
Subject EGI                             $ 1,159,708

Value                                   $ 7,190,188
  Less: Lease-Up Cost                  -$   115,000
  PV of Concessions                    -$   123,000
Value Based on EGIM Analysis            $ 6,952,188
                           Rounded      $ 7,000,000
           Value Per Unit               $    50,000


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.91% before reserves. The comparable sales indicate a range of expense ratios from 27.19% to 45.79%, while their EGIMs range from 6.12 to 8.78. Overall, we conclude to an EGIM of 6.20, which results in an "as is" value estimate in the EGIM Analysis of $7,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,000,000.

Price Per Unit                       $7,000,000
NOI Per Unit                         $7,200,000
EGIM Analysis                        $7,000,000

Sales Comparison Conclusion          $7,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
VILLAGE GARDENS, FORT COLLINS, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
VILLAGE GARDENS, FORT COLLINS, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                               Average
                           Unit Area      -------------------
     Unit Type             (Sq. Ft.)      Per Unit     Per SF    %Occupied
--------------------------------------------------------------------------
1Bd/1Ba                       600           $654       $1.09        63.6%
1Bd/1Ba                       612           $643       $1.05        63.6%
1Bd/1Ba w/ fireplace          700           $646       $0.92        94.1%
2Bd/1Ba                       765           $687       $0.90        72.7%
2Bd/1Ba w/ fireplace          845           $718       $0.85       100.0%
3Bd/1Ba                       865           $786       $0.91        63.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                  RENT ANALYSIS

                                                                           COMPARABLE RENTS
                                                        ------------------------------------------------------
                                                         R-1         R-2         R-3         R-4       R-5
                                                        -------   ---------   --------   ---------- ----------
                                                        Collins               Parkwood   Governor's   Scotch
                                                         West     Brookview     East        Park    Pines East
                                                        -------   ---------   --------   ---------- ----------
                                                                    COMPARISON TO SUBJECT
                                   SUBJECT    SUBJECT   ------------------------------------------------------
                   SUBJECT UNIT    ACTUAL     ASKING    Slightly              Slightly    Slightly
   DESCRIPTION         TYPE         RENT       RENT     Superior   Similar    Superior    Superior    Similar
----------------------------------------------------------------------------------------------------------------
Monthly Rent        1BD/1BA         $ 654      $ 639     $ 690                                         $ 655
Unit Area (SF)                        600        600       600                                           600
Monthly Rent Per
  Sq. Ft.                           $1.09      $1.07     $1.15                                         $1.09

Monthly Rent        1BD/1BA         $ 643      $ 629                $  705
Unit Area (SF)                        612        612                   632
Monthly Rent Per
  Sq. Ft.                           $1.05      $1.03                $ 1.12

Monthly Rent        1BD/1BA W/      $ 646      $ 639                            $ 745
Unit Area (SF)      FIREPLACE         700        700                              724
Monthly Rent Per
  Sq. Ft.                           $0.92      $0.91                            $1.03

Monthly Rent        2BD/1BA         $ 687      $ 669     $ 780      $  785      $ 813       $ 699
Unit Area (SF)                        765        765       880         836        851         870
Monthly Rent Per
  Sq. Ft.                           $0.90      $0.87     $0.89      $ 0.94      $0.95       $0.80

Monthly Rent        2BD/1BA W/      $ 718      $ 689     $ 790                  $ 848       $ 715      $ 745
Unit Area (SF)      FIREPLACE         845        845       923                    904         890        800
Monthly Rent Per
  Sq. Ft.                           $0.85      $0.82     $0.86                  $0.94       $0.80      $0.93

Monthly Rent        3BD/1BA         $ 786      $ 799                $  895
Unit Area (SF)                        865        865                 1,116
Monthly Rent Per
  Sq. Ft.                           $0.91      $0.92                $ 0.80


   DESCRIPTION       MIN       MAX    MEDIAN      AVERAGE
---------------------------------------------------------
Monthly Rent        $ 655     $  690  $  673      $  673
Unit Area (SF)        600        600     600         600
Monthly Rent Per
  Sq. Ft.           $1.09     $ 1.15  $ 1.12      $ 1.12

Monthly Rent        $ 705     $  705  $  705      $  705
Unit Area (SF)        632        632     632         632
Monthly Rent Per
  Sq. Ft.           $1.12     $ 1.12  $ 1.12      $ 1.12

Monthly Rent        $ 745     $  745  $  745      $  745
Unit Area (SF)        724        724     724         724
Monthly Rent Per
  Sq. Ft.           $1.03     $ 1.03  $ 1.03      $ 1.03

Monthly Rent        $ 699     $  813  $  783      $  769
Unit Area (SF)        836        880     861         859
Monthly Rent Per
  Sq. Ft.           $0.80     $ 0.95  $ 0.91      $ 0.90

Monthly Rent        $ 715     $  848  $  768      $  774
Unit Area (SF)        800        923     897         879
Monthly Rent Per
  Sq. Ft.           $0.80     $ 0.94  $ 0.89      $ 0.88

Monthly Rent        $ 895     $  895  $  895      $  895
Unit Area (SF)      1,116      1,116   1,116       1,116
Monthly Rent Per
  Sq. Ft.           $0.80     $ 0.80  $ 0.80      $ 0.80

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                     Market Rent
                                                     Unit Area    ------------------       Monthly            Annual
     Unit Type                   Number of Units      (Sq. Ft.)   Per Unit    Per SF        Income            Income
     ---------                   ---------------     ----------   --------    ------       -------          ----------
1Bd/1Ba                                11                600        $650       $1.08       $  7,150         $   85,800
1Bd/1Ba                                11                612        $675       $1.10       $  7,425         $   89,100
1Bd/1Ba w/ fireplace                   17                700        $685       $0.98       $ 11,645         $  139,740
2Bd/1Ba                                54                765        $705       $0.92       $ 38,070         $  456,840
2Bd/1Ba w/ fireplace                   11                845        $715       $0.85       $  7,865         $   94,380
3Bd/1Ba                                36                865        $815       $0.94       $ 29,340         $  352,080
                                                                                           --------         ----------
                                                                               Total       $101,495         $1,217,940

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
VILLAGE GARDENS, FORT COLLINS, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002      FISCAL YEAR 2003
                          ---------------------------------------------------------------------------------------
                                 ACTUAL                 ACTUAL                ACTUAL          MANAGEMENT BUDGET
                          ---------------------------------------------------------------------------------------
     DESCRIPTION           TOTAL      PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT
-----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income          $1,160,946    $8,292    $1,210,305  $8,645    $1,212,812  $8,663    $1,241,067  $8,865
  Vacancy                $   41,588    $  297    $   48,306  $  345    $  129,302  $  924    $   52,000  $  371
  Credit Loss/
   Concessions           $    4,703    $   34    $    1,786  $   13    $    3,893  $   28    $        0  $    0
                         ----------------------------------------------------------------------------------------
    Subtotal             $   46,291    $  331    $   50,092  $  358    $  133,195  $  951    $   52,000  $  371

  Laundry Income         $   16,986    $  121    $   26,613  $  190    $   23,114  $  165    $   26,950  $  193
  Garage Revenue         $        0    $    0    $        0  $    0    $        0  $    0    $        0  $    0
  Other Misc. Revenue    $   67,309    $  481    $   83,223  $  594    $   87,868  $  628    $   77,620  $  554
                         ----------------------------------------------------------------------------------------
    Subtotal Other
     Income              $   84,295    $  602    $  109,836  $  785    $  110,982  $  793    $  104,570  $  747

                         ----------------------------------------------------------------------------------------
Effective Gross Income   $1,198,950    $8,564    $1,270,049  $9,072    $1,190,599  $8,504    $1,293,637  $9,240

Operating Expenses
  Taxes                  $   62,333    $  445    $   67,662  $  483    $   60,812  $  434    $   63,335  $  452
  Insurance              $   13,888    $   99    $   18,382  $  131    $   20,621  $  147    $   23,394  $  167
  Utilities              $  116,230    $  830    $  148,107  $1,058    $  110,702  $  791    $  147,518  $1,054
  Repair & Maintenance   $   57,018    $  407    $   37,430  $  267    $   42,155  $  301    $   36,672  $  262
  Cleaning               $        0    $    0    $        0  $    0    $        0  $    0    $        0  $    0
  Landscaping            $        0    $    0    $        0  $    0    $        0  $    0    $        0  $    0
  Security               $        0    $    0    $        0  $    0    $        0  $    0    $        0  $    0
  Marketing & Leasing    $   10,838    $   77    $   10,962  $   78    $   11,437  $   82    $   11,455  $   82
  General Administrative $  152,109    $1,086    $  131,999  $  943    $  109,718  $  784    $  128,062  $  915
  Management             $   60,838    $  435    $   68,584  $  490    $   59,762  $  427    $   63,761  $  455
  Miscellaneous          $   43,822    $  313    $   35,390  $  253    $   34,156  $  244    $   33,887  $  242
                         ----------------------------------------------------------------------------------------
Total Operating
  Expenses               $  517,076    $3,693    $  518,516  $3,704    $  449,363  $3,210    $  508,084  $3,629

  Reserves               $        0    $    0    $        0  $    0    $        0  $    0    $        0  $    0
                         ----------------------------------------------------------------------------------------
Net Income               $  681,874    $4,871    $  751,533  $5,368    $  741,236  $5,295    $  785,553  $5,611

                            ANNUALIZED 2003
                          -------------------
                              PROJECTION              AAA PROJECTION
---------------------------------------------------------------------------
DESCRIPTION                  TOTAL   PER UNIT    TOTAL     PER UNIT     %
---------------------------------------------------------------------------
Revenues
  Rental Income            $1,140,800  $8,149   $1,217,940  $8,700    100.0%
  Vacancy                  $  254,948  $1,821   $  146,153  $1,044     12.0%
  Credit Loss/
   Concessions             $   10,140  $   72   $   12,179  $   87      1.0%
                           ------------------------------------------------
    Subtotal               $  265,088  $1,893   $  158,332  $1,131     13.0%

  Laundry Income           $   20,140  $  144   $   21,700  $  155      1.8%
  Garage Revenue           $        0  $    0   $        0  $    0      0.0%
  Other Misc. Revenue      $   75,640  $  540   $   78,400  $  560      6.4%
                           ------------------------------------------------
    Subtotal Other
     Income                $   95,780  $  684   $  100,100  $  715      8.2%

                           ------------------------------------------------
Effective Gross Income     $  971,492  $6,939   $1,159,708  $8,284    100.0%

Operating Expenses
  Taxes                    $   58,924  $  421   $   63,000  $  450      5.4%
  Insurance                $   22,496  $  161   $   23,100  $  165      2.0%
  Utilities                $   94,900  $  678   $  112,000  $  800      9.7%
  Repair & Maintenance     $   39,928  $  285   $   39,900  $  285      3.4%
  Cleaning                 $        0  $    0   $        0  $    0      0.0%
  Landscaping              $        0  $    0   $        0  $    0      0.0%
  Security                 $        0  $    0   $        0  $    0      0.0%
  Marketing & Leasing      $   18,424  $  132   $   17,500  $  125      1.5%
  General Administrative   $  134,460  $  960   $  129,500  $  925     11.2%
  Management               $   53,732  $  384   $   57,985  $  414      5.0%
  Miscellaneous            $   14,460  $  103   $   31,500  $  225      2.7%
                           ------------------------------------------------
Total Operating
 Expenses                  $  437,324  $3,124   $  474,485  $3,389     40.9%

  Reserves                 $        0  $    0   $   28,000  $  200      5.9%
                           ------------------------------------------------
Net Income                 $  534,168  $3,815   $  657,222  $4,694     56.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 13% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
VILLAGE GARDENS, FORT COLLINS, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                            CAPITALIZATION RATES
             -------------------------------------------------
                  GOING-IN                       TERMINAL
--------------------------------------------------------------
             LOW          HIGH               LOW         HIGH
            -----        ------             -----       ------
RANGE       6.00%        10.00%             7.00%       10.00%
AVERAGE            8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
VILLAGE GARDENS, FORT COLLINS, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE   OCCUP.     PRICE/UNIT      OAR
-----------------------------------------------------------
I-1               Jan-03      92%        $72,008       8.50%
I-2               Nov-02      87%        $48,090       9.18%
I-3               Aug-02      95%        $64,667       6.59%
I-4               Nov-01      94%        $59,500       9.04%
I-5               Dec-02      90%        $87,162       8.30%
                                            High       9.18%
                                             Low       6.59%
                                         Average       8.32%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $6,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
VILLAGE GARDENS, FORT COLLINS, COLORADO

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
VILLAGE GARDENS, FORT COLLINS, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                 VILLAGE GARDENS

    YEAR                      APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
 FISCAL YEAR                     1              2              3              4              5              6
-----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                  $1,217,940     $1,217,940     $1,230,119     $1,267,023     $1,305,034     $1,344,185

  Vacancy                    $  266,672     $  163,025     $  147,614     $  152,043     $  156,604     $  161,302
  Credit Loss                $   12,179     $   12,179     $   12,301     $   12,670     $   13,050     $   13,442
  Concessions                $  100,800     $   42,000     $        0     $        0     $        0     $        0
                             -------------------------------------------------------------------------------------
    Subtotal                 $  379,651     $  217,205     $  159,916     $  164,713     $  169,654     $  174,744

  Laundry Income             $   21,700     $   21,700     $   21,917     $   22,575     $   23,252     $   23,949
  Garage Revenue             $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue        $   78,400     $   78,400     $   79,184     $   81,560     $   84,006     $   86,526
                             -------------------------------------------------------------------------------------
    Subtotal Other Income    $  100,100     $  100,100     $  101,101     $  104,134     $  107,258     $  110,476
                             -------------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME       $  938,389     $1,100,835     $1,171,305     $1,206,444     $1,242,637     $1,279,916

OPERATING EXPENSES:
  Taxes                      $   63,000     $   64,890     $   66,837     $   68,842     $   70,907     $   73,034
  Insurance                  $   23,100     $   23,793     $   24,507     $   25,242     $   25,999     $   26,779
  Utilities                  $  112,000     $  115,360     $  118,821     $  122,385     $  126,057     $  129,839
  Repair & Maintenance       $   39,900     $   41,097     $   42,330     $   43,600     $   44,908     $   46,255
  Cleaning                   $        0     $        0     $        0     $        0     $        0     $        0
  Landscaping                $        0     $        0     $        0     $        0     $        0     $        0
  Security                   $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing        $   17,500     $   18,025     $   18,566     $   19,123     $   19,696     $   20,287
  General Administrative     $  129,500     $  133,385     $  137,387     $  141,508     $  145,753     $  150,126
  Management                 $   46,919     $   55,042     $   58,565     $   60,322     $   62,132     $   63,996
  Miscellaneous              $   31,500     $   32,445     $   33,418     $   34,421     $   35,454     $   36,517
                             -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES     $  463,419     $  484,037     $  500,430     $  515,443     $  530,906     $  546,833

  Reserves                   $   28,000     $   28,840     $   29,705     $   30,596     $   31,514     $   32,460
                             -------------------------------------------------------------------------------------

NET OPERATING INCOME         $  446,969     $  587,958     $  641,170     $  660,405     $  680,217     $  700,623
                             -------------------------------------------------------------------------------------
  Operating Expense Ratio
   (% of EGI)                      49.4%          44.0%          42.7%          42.7%          42.7%          42.7%
  Operating Expense Per Unit $    3,310     $    3,457     $    3,575     $    3,682     $    3,792     $    3,906

    YEAR                          APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
 FISCAL YEAR                         7              8              9              10            11
-------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                      $1,384,510     $1,426,046     $1,468,827     $1,512,892     $1,558,278

  Vacancy                        $  166,141     $  171,125     $  176,259     $  181,547     $  186,993
  Credit Loss                    $   13,845     $   14,260     $   14,688     $   15,129     $   15,583
  Concessions                    $        0     $        0     $        0     $        0     $        0
                                 ----------------------------------------------------------------------
    Subtotal                     $  179,986     $  185,386     $  190,947     $  196,676     $  202,576

  Laundry Income                 $   24,668     $   25,408     $   26,170     $   26,955     $   27,764
  Garage Revenue                 $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue            $   89,122     $   91,796     $   94,550     $   97,386     $  100,308
                                 ----------------------------------------------------------------------
    Subtotal Other Income        $  113,790     $  117,204     $  120,720     $  124,341     $  128,072
                                 ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME           $1,318,314     $1,357,863     $1,398,599     $1,440,557     $1,483,774

OPERATING EXPENSES:
  Taxes                          $   75,225     $   77,482     $   79,807     $   82,201     $   84,667
  Insurance                      $   27,583     $   28,410     $   29,262     $   30,140     $   31,044
  Utilities                      $  133,734     $  137,746     $  141,878     $  146,135     $  150,519
  Repair & Maintenance           $   47,643     $   49,072     $   50,544     $   52,060     $   53,622
  Cleaning                       $        0     $        0     $        0     $        0     $        0
  Landscaping                    $        0     $        0     $        0     $        0     $        0
  Security                       $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing            $   20,896     $   21,523     $   22,168     $   22,834     $   23,519
  General Administrative         $  154,630     $  159,269     $  164,047     $  168,968     $  174,037
  Management                     $   65,916     $   67,893     $   69,930     $   72,028     $   74,189
  Miscellaneous                  $   37,613     $   38,741     $   39,903     $   41,100     $   42,333
                                 ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES         $  563,238     $  580,136     $  597,540     $  615,466     $  633,930

  Reserves                       $   33,433     $   34,436     $   35,470     $   36,534     $   37,630
                                 ----------------------------------------------------------------------
NET OPERATING INCOME             $  721,642     $  743,291     $  765,590     $  788,558     $  812,214
                                 ----------------------------------------------------------------------
  Operating Expense Ratio
   (% of EGI)                          42.7%          42.7%          42.7%          42.7%          42.7%
  Operating Expense Per Unit     $    4,023     $    4,144     $    4,268     $    4,396     $    4,528

                                                             Gross Residual Sale Price  $8,122,144 Deferred
                                                                                                   Maintenance          $        0
Estimated Stabilized NOI $657,222  Sales Expense Rate  2.00%  Less: Sales Expense       $  162,443  Add: Excess Land    $        0
                                                                                        ----------
Months to Stabilized           18  Discount Rate      12.00%  Net Residual Sale Price   $7,959,702 Other Adjustments    $        0
                                                                                                                        ----------
Stabilized Occupancy         88.0% Terminal Cap Rate  10.00%  PV of Reversion           $2,562,811 Value Indicated By
                                                                                                   "DCF" Rounded        $6,437,712
                                                              Add: NPV of NOI           $3,874,901                      $6,400,000
                                                                                        ----------
                                                              PV Total                  $6,437,712

                          "DCF" VALUE SENSITIVITY TABLE

                                                         DISCOUNT RATE
                      ----------------------------------------------------------------------------------------
   TOTAL VALUE                   11.50%          11.75%             12.00%         12.25%             12.50%
--------------------------------------------------------------------------------------------------------------
                       9.50%   $6,790,247      $6,680,236         $6,572,597     $6,467,271         $6,364,201
                       9.75%   $6,717,910      $6,609,501         $6,503,425     $6,399,625         $6,298,043
TERMINAL CAP RATE     10.00%   $6,649,190      $6,542,303         $6,437,712     $6,335,361         $6,235,193
                      10.25%   $6,583,822      $6,478,383         $6,375,205     $6,274,231         $6,175,408
                      10.50%   $6,521,567      $6,417,507         $6,315,674     $6,216,013         $6,118,471

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
VILLAGE GARDENS, FORT COLLINS, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 74% occupied, below our stabilized occupancy projection. We have estimated a 18-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $115,000 as shown in the following table.

       DESCRIPTION                          YEAR 1       YEAR 2
-----------------------------------------------------------------
"As Is" Net Operating Income               $446,969     $587,958
Stabilized Net Operating Income            $561,462     $603,987

                                           ---------------------
Difference                                 $114,493     $ 16,029

PV of Income Loss During Lease-Up          $115,004

                                           --------
                   Rounded                 $115,000
                                           --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $123,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
VILLAGE GARDENS, FORT COLLINS, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                VILLAGE GARDENS

                                                               TOTAL       PER SQ. FT.  PER UNIT        % OF EGI
----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                                  $1,217,940      $11.39      $ 8,700

  Less: Vacancy & Collection Loss                 13.00%     $  158,332      $ 1.48      $ 1,131

  Plus: Other Income
    Laundry Income                                           $   21,700      $ 0.20      $   155           1.87%
    Garage Revenue                                           $        0      $ 0.00      $     0           0.00%
    Other Misc. Revenue                                      $   78,400      $ 0.73      $   560           6.76%
                                                            ---------------------------------------------------
      Subtotal Other Income                                  $  100,100      $ 0.94      $   715           8.63%

EFFECTIVE GROSS INCOME                                       $1,159,708      $10.84      $ 8,284

OPERATING EXPENSES:
    Taxes                                                    $   63,000      $ 0.59      $   450           5.43%
    Insurance                                                $   23,100      $ 0.22      $   165           1.99%
    Utilities                                                $  112,000      $ 1.05      $   800           9.66%
    Repair & Maintenance                                     $   39,900      $ 0.37      $   285           3.44%
    Cleaning                                                 $        0      $ 0.00      $     0           0.00%
    Landscaping                                              $        0      $ 0.00      $     0           0.00%
    Security                                                 $        0      $ 0.00      $     0           0.00%
    Marketing & Leasing                                      $   17,500      $ 0.16      $   125           1.51%
    General Administrative                                   $  129,500      $ 1.21      $   925          11.17%
    Management                                     5.00%     $   57,985      $ 0.54      $   414           5.00%
    Miscellaneous                                            $   31,500      $ 0.29      $   225           2.72%

TOTAL OPERATING EXPENSES                                     $  474,485      $ 4.44      $ 3,389          40.91%

    Reserves                                                 $   28,000      $ 0.26      $   200           2.41%
                                                            ---------------------------------------------------
NET OPERATING INCOME                                         $  657,222      $ 6.14      $ 4,694          56.67%

    "GOING IN" CAPITALIZATION RATE                                 9.50%

    VALUE INDICATION                                         $6,918,131      $64.67      $49,415

    LESS: LEASE-UP COST                                     ($  115,000)
    PV OF CONCESSIONS                                       ($  123,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)                     $6,680,131

                   ROUNDED                                   $6,700,000      $62.63      $47,857

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
VILLAGE GARDENS, FORT COLLINS, COLORADO

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE            VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
 8.75%            $7,273,113       $7,300,000       $52,143         $68.24
 9.00%            $7,064,471       $7,100,000       $50,714         $66.37
 9.25%            $6,867,107       $6,900,000       $49,286         $64.50
 9.50%            $6,680,131       $6,700,000       $47,857         $62.63
 9.75%            $6,502,743       $6,500,000       $46,429         $60.76
10.00%            $6,334,224       $6,300,000       $45,000         $58.89
10.25%            $6,173,926       $6,200,000       $44,286         $57.96

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $6,400,000
Direct Capitalization Method                           $6,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
VILLAGE GARDENS, FORT COLLINS, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $7,000,000
Income Approach                                      $6,500,000
Reconciled Value                                     $6,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 17, 2003 the market value of the fee simple estate in the property is:

                                   $6,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE GARDENS, FORT COLLINS, COLORADO

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

[INTERIOR - CLUBHOUSE PICTURE]           [INTERIOR - APARTMENT UNIT PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]      [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE GARDENS, FORT COLLINS, COLORADO

                              SUBJECT PHOTOGRAPHS

[INTERIOR - APARTMENT UNIT PICTURE]    [EXTERIOR - APARTMENT BUILDING PICTURE]

[CLUBHOUSE - POOL AREA PICTURE]        [EXTERIOR - PLAYGROUND PICTURE]

[EXTERIOR - GYM ROOM PICTURE]          [EXTERIOR - DOG PARK AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE GARDENS, FORT COLLINS, COLORADO

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
     PARKWOOD EAST        PARKSIDE VILLAGE (VILLAGE     THE MAPLES AT CRESTWOOD
  1720 Kirkwood Drive           BY THE PARK)            1327 West 84th Avenue
Fort Collins, Colorado      10701 Pecos Street              Denver, Colorado
                              Denver, Colorado
       [PICTURE]                                               [PICTURE]
                                   [PICTURE]

    COMPARABLE I-4              COMPARABLE I-5
SUMMERHILL (PINE VIEW)          CASCADE VILLAGE
   300 Russell Blvd          6880 west 91st Street
  Thornton, Colorado         Westminster, Colorado

       [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE GARDENS, FORT COLLINS, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
DESCRIPTION                                          SUBJECT                                         R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Village Gardens                            Collins West
  Management Company                   AIMCO
LOCATION:
  Address                              1025 Oxford Lane                           2736 Raintree
  City, State                          Fort Collins, Colorado                     Fort Collins, Colorado
  County                               Larimer County                             Larimer County
  Proximity to Subject                                                            Approx. 1 mile west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               106,977
  Year Built                           1973                                       1989
  Effective Age                        22                                         10
  Building Structure Type
  Parking Type (Gr., Cov., etc.)       Open                                       Open
  Number of Units                      140                                        300
  Unit Mix:                               Type             Unit  Qty.        Mo.     Type                 Unit    Qty.      Mo.
                                       1 1Bd/1Ba           600    11        $654  1 1Bd/1Ba                600             $690
                                       2 1Bd/1Ba           612    11        $643  4 2Bd/1Ba                880             $780
                                       3 1Bd/1Ba w/
                                         fireplace         700    17        $646  5 2Bd/1Ba                895             $780
                                       4 2Bd/1Ba           765    54        $687  5 2Bd/1.25Ba             950             $800
                                       5 2Bd/1Ba w/
                                         fireplace         845    11        $718
                                       6 3Bd/1Ba           865    36        $786

  Average Unit Size (SF)               764
  Unit Breakdown:                        Efficiency        2-Bedroom               Efficiency               2-Bedroom
                                         1-Bedroom         3-Bedroom               1-Bedroom                3-Bedroom
CONDITION:                             Good                                       Good
APPEAL:                                Good                                       Good
AMENITIES:
  Unit Amenities                                Attach. Garage    Vaulted Ceiling        Attach. Garage       Vaulted Ceiling
                                       X        Balcony                           X      Balcony
                                       X        Fireplace                         X      Fireplace
                                       X        Cable TV Ready                    X      Cable TV Ready
  Project Amenities                    X        Swimming Pool                     X      Swimming Pool
                                                Spa/Jacuzzi       Car Wash               Spa/Jacuzzi          Car Wash
                                       X        Basketball
                                                Court             BBQ Equipment          Basketball Court  X  BBQ Equipment
                                                Volleyball
                                                Court           X Theater Room           Volleyball Court     Theater Room
                                                Sand Volley
                                                Ball              Meeting Hall           Sand Volley Ball     Meeting Hall
                                       X        Tennis Court      Secured Parking        Tennis Court         Secured Parking
                                                Racquet Ball    X Laundry Room           Racquet Ball      X  Laundry Room
                                                Jogging Track     Business Office        Jogging Track        Business Office
                                       X        Gym Room                                 Gym Room
OCCUPANCY:                             74%                                        82%
LEASING DATA:
  Available Leasing Terms              6-12 month leases                          10 OR 12 month leases
  Concessions                          1 month free rent                          $50 off Garden Level and 2Bd/1.25Ba
  Pet Deposit                          $250                                       $250
  Utilities Paid by Tenant:            X        Electric        X Natural Gas     X      Electric             Natural Gas
                                       X        Water           X Trash                  Water                Trash
  Confirmation                         Property manager                           Leasing Agent
  Telephone Number                                                                970-226-4980
NOTES:

COMPARISON TO SUBJECT:                                                            Slightly Superior

                                                        COMPARABLE                                      COMPARABLE
    DESCRIPTION                                           R - 2                                            R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                            Brookview                                       Parkwood East
  Management Company                                                                       OMNI
LOCATION:
  Address                                  1717 Welch                                      1720 Kirkwood Drive
  City, State                              Fort Collins, Colorado                          Fort Collins, Colorado
  County                                   Larimer County                                  Larimer County
  Proximity to Subject                     1 mile northeast of subject                     1 mile northeast of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                               1976                                            1987
  Effective Age                            25                                              10
  Building Structure Type
  Parking Type (Gr., Cov., etc.)           Open                                            Open
  Number of Units                          200                                             259
  Unit Mix:                                    Type                Unit    Qty.      Mo.     Type              Unit    Qty.     Mo.
                                           2 1Bd/1Ba               632              $705  3 1Bd/1Ba             724            $745
                                           4 2Bd/1Ba               836              $785  4 2Bd/2Ba             824            $800
                                           6 3Bd/2Ba               1,116            $895  4 2Bd/2Ba             878            $825
                                                                                          5 2Bd/2Ba             886            $840
                                                                                          5 2Bd/2Ba             922            $855

  Average Unit Size (SF)
  Unit Breakdown:                           Efficiency                2-Bedroom             Efficiency                 2-Bedroom
                                            1-Bedroom                 3-Bedroom             1-Bedroom                  3-Bedroom
CONDITION:                                 Average                                         Good
APPEAL:                                    Average                                         Good
AMENITIES:
  Unit Amenities                                   Attach. Garage            Vaulted
                                                                             Ceiling               Attach. Garage    Vaulted Ceiling
                                           X       Balcony                                 X       Balcony
                                                   Fireplace                               X       Fireplace
                                           X       Cable TV Ready                          X       Cable TV Ready
  Project Amenities                        X       Swimming Pool                           X       Swimming Pool
                                                   Spa/Jacuzzi               Car Wash              Spa/Jacuzzi       Car Wash
                                                   Basketball Court          BBQ Equipment X       Basketball Court  BBQ Equipment
                                                   Volleyball Court          Theater Room          Volleyball Court  Theater Room
                                                   Sand Volley Ball          Meeting Hall          Sand Volley Ball  Meeting Hall
                                                   Tennis Court              Secured
                                                                             Parking       X       Tennis Court      Secured Parking
                                                   Racquet Ball     X        Laundry Room  X       Racquet Ball      Laundry Room
                                                   Jogging Track             Business
                                                                             Office                Jogging Track     Business Office
                                                   Gym Room                                X       Gym Room

OCCUPANCY:                                 89%                                             92%
LEASING DATA:
  Available Leasing Terms                  6-12 month leases                               6-12 month leases
  Concessions                              $100 off each month                             $100 off each month
  Pet Deposit                              $250                                            $250
  Utilities Paid by Tenant:                X       Electric         X        Natural Gas   X       Electric          Natural Gas
                                                   Water                     Trash         X       Water             X Trash
  Confirmation                             Leasing agent                                   Leasing Agent
  Telephone Number                         970-493-4250                                    970-221-0945
NOTES:
COMPARISON TO SUBJECT:                     Similar                                         Slightly Superior

                                                      COMPARABLE                                       COMPARABLE
     DESCRIPTION                                        R - 4                                            R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Governor's Park                                 Scotch Pines East
  Management Company                 AIMCO                                           AIMCO
LOCATION:
  Address                            2212 Vermont Drive                              915 E. Drake Road
  City, State                        Fort Collins, Colorado                          Fort Collins, Colorado
  County                             Larimer County                                  Larimer County
  Proximity to Subject               2 miles southeast of subject                    Across the street from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                         1983                                            1977
  Effective Age                      15                                              20
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Open                                            Open
  Number of Units                    188                                             102
  Unit Mix:                             Type                  Unit   Qty.       Mo.    Type                   Unit   Qty.   Mo.
                                     4 2Bd/1Ba                870    52        $699    Studio                 400          $565
                                     5 2Bd/1Ba                890    136       $715  1 1Bd/1Ba                600          $655
                                                                                     5 2Bd/1Ba Loft           800          $745

  Average Unit Size (SF)             884
  Unit Breakdown:                     Efficiency               2-Bedroom              Efficiency               2-Bedroom
                                      1-Bedroom                3-Bedroom              1-Bedroom                3-Bedroom
CONDITION:                           Good                                            Good
APPEAL:                              Good                                            Good
AMENITIES:
  Unit Amenities                            Attach. Garage          Vaulted Ceiling          Attach. Garage         Vaulted Ceiling
                                     X      Balcony                                  X       Balcony
                                     X      Fireplace                                        Fireplace
                                     X      Cable TV Ready                           X       Cable TV Ready
  Project Amenities                  X      Swimming Pool                            X       Swimming Pool
                                     X      Spa/Jacuzzi             Car Wash                 Spa/Jacuzzi            Car Wash
                                            Basketball Court        BBQ Equipment            Basketball Court       BBQ Equipment
                                            Volleyball Court        Theater Room             Volleyball Court       Theater Room
                                            Sand Volley Ball        Meeting Hall             Sand Volley Ball       Meeting Hall
                                            Tennis Court            Secured Parking  X       Tennis Court           Secured Parking
                                            Racquet Ball            Laundry Room             Racquet Ball           Laundry Room
                                            Jogging Track           Business Office          Jogging Track          Business Office
                                     X      Gym Room                                         Gym Room
OCCUPANCY:                           90%                                             96%
LEASING DATA:
  Available Leasing Terms            6-12 month leases                               6-12 month leases
  Concessions                        1 month free                                    none
  Pet Deposit                        none allowed
  Utilities Paid by Tenant:          X      Electric          X     Natural Gas      X       Electric         X     Natural Gas
                                     X      Water             X     Trash            X       Water            X     Trash
  Confirmation                       Leasing Agent                                   Leasing Agent
  Telephone Number                   970-493-3030                                    970-223-4038
NOTES:                               W/D in each unit                                W/D in each unit

COMPARISON TO SUBJECT:               Slightly Superior                               Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE GARDENS, FORT COLLINS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1             COMPARABLE R-2               COMPARABLE R-3
     COLLINS WEST                   BROOKVIEW                PARKWOOD EAST
     2736 Raintree                  1717 Welch            1720 Kirkwood Drive
Fort Collins, Colorado        Fort Collins, Colorado     Fort Collins, Colorado

       [PICTURE]                     [PICTURE]                  [PICTURE]

    COMPARABLE R-4              COMPARABLE R-5
    GOVERNER'S PARK            SCOTCH PINES EAST
  2212 Vermount Drive          915 E. Darke Road
Fort Collins, Colorado      Fort Collins, Colorado

       [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GARDENS, FORT COLLINS, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GARDENS, FORT COLLINS, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GARDENS, FORT COLLINS, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                           -S- Douglas Needham
                                          ----------------------------------
                                                 Douglas Needham, MAI
                                         Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                               Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE GARDENS, FORT COLLINS, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE GARDENS, FORT COLLINS, COLORADO

                             DOUGLAS A. NEEDHAM, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                             Mr. Needham has appraised all types of
                                        major commercial real estate including
                                        apartments, hotels/motels, light and
                                        heavy industrial facilities,
                                        self-storage facilities, mobile home
                                        parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                               Texas A&M University
                                          Bachelor of Business Administration -
                                          Finance

STATE CERTIFICATIONS                    State of Arizona, Certified General Real
                                        Estate Appraiser, #30943

                                        State of California, Certified General
                                        Real Estate Appraiser, #AG025443

                                        State of Colorado, Certified General
                                        Appraiser, #CG40017035

                                        State of Oregon, Certified General
                                        Appraiser, #C000686

                                        State of Washington, Certified General
                                        Real Estate Appraiser,
                                        #1101111

PROFESSIONAL                            Appraisal Institute, MAI Designated
AFFILIATIONS                            Member


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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE GARDENS, FORT COLLINS, COLORADO

VALUATION AND                            Appraisal Institute
SPECIAL COURSES                          Advanced Income Capitalization
                                         Appraisal Principles
                                         Appraisal Procedures
                                         Basic Income Capitalization
                                         Standards of Professional Practice

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AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE GARDENS, FORT COLLINS, COLORADO

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE GARDENS, FORT COLLINS, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.